Coca-Cola Enterprises, Inc.

EXECUTIVE SEVERANCE PLAN

Adopted Effective July 1, 2013

1.    Purpose.

The purpose of the Coca-Cola Enterprises, Inc. Executive Severance Plan (the “Plan”) is to provide severance pay and benefits to eligible officers and management employees whose employment is terminated by the Company under certain circumstances. The Plan is applicable to eligible officers and management employees who are Eligible Employees and whose employment is terminated on or after June 30, 2013.

The Plan is intended to be an “employee welfare benefit plan,” as defined in Section 3(1) of the ERISA, maintained primarily for the purpose of providing benefits for a select group of management or highly compensated employees. All benefits under the Plan shall be paid solely from the general assets of the Company.

2.    Definitions.

“Affiliate” means a company that would be considered a single employer together with the Company under Code sections 414(b) or 414(c).

“Annual Bonus Award” means the target bonus under the annual incentive plan in effect for an Eligible Employee on the date of his or her termination of employment. If there is no annual incentive plan in place at the time of the Eligible Employee’s termination, the bonus award amount will be equal to his or her target bonus under the last annual incentive plan in which the Eligible Employee participated, provided such plan was in effect within the six months prior to the Eligible Employee’s termination date.

“Board” means the Board of the Directors of the Company.

“Cause” means (i) willful or gross misconduct by the Eligible Employee that is materially detrimental to the Company or an Affiliate, including but not limited to a violation of the Company’s trading policy or code of business conduct, (ii) acts of personal dishonesty or fraud by an Eligible Employee toward the Company or an Affiliate, (iii) the Eligible Employee’s conviction of a felony, except for a conviction related to vicarious liability based solely on his or her position with the Company or an Affiliate, provided that the Eligible Employee had no involvement in actions leading to such liability or had acted upon the advice of the Company’s or an Affiliate’s counsel, or (iv) the Eligible Employee’s refusal to cooperate in an investigation of the Company if requested to do so by the Board. For purposes of this definition of Cause, no act or failure to act by the Eligible Employee shall be considered “willful” unless it occurs without the Eligible Employee’s good faith belief that such act or failure to act was in, or not contrary to, the best interests of the Company.
“Change in Control” means the occurrence of any of the following circumstances:

(i)
Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than 30% of the combined total voting power of the Company’s then-outstanding securities, excluding any acquisition by the Company or by an employee benefit plan (or related trust) sponsored or maintained by the Company or a Subsidiary. For purposes of this definition of Change in Control, “Person” has the meaning provided in Sections 13(d) and 14(d) of the Exchange Act; “Beneficial Owner” has the meaning provided in Rule 13d-3 of the Exchange Act; and “Subsidiary” means any corporation or other business organization in which the Company owns, directly or indirectly, 20% or more of the voting stock or capital or profits interest.

(ii)
During any period of two consecutive years, the individuals constituting the Board of Directors of the Company at the beginning of the two-year period (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any new director whose election by the Board or nomination for election by the Company’s shareowners was approved by a vote of at least two-thirds of the directors on the Incumbent Board then still in office shall be considered as though such director were a member of the Incumbent Board; provided, further, that a director designated by a person who has entered into an agreement with the Company to effect a Change in Control described in clause (i), (iii) or (iv) shall not be considered to be a director on the Incumbent Board.

(iii)
The consummation of a merger, consolidation, or share exchange with any other Person, or a sale or other disposition by the Company of all or substantially all the assets of the Company (or any transaction having a similar effect) (a “Corporation Transaction”), other than (a) a Corporation Transaction that would result in the voting securities of the Company outstanding immediately prior to such event continuing to represent (either by remaining outstanding or being converted into voting securities of either (I) the surviving entity or (II) another entity that owns, directly or indirectly, the entire voting interest in the surviving entity) more than 50% of the voting power of the voting securities of the Company or the corporation resulting from such Corporation Transaction (including, without limitation, a corporation which as a result of such Corporate Transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) outstanding immediately after such event, or (b) a Corporate Transaction in which no Person acquires more than 30% of the combined voting power of the Company’s then-outstanding securities or the outstanding securities of the corporation resulting from such Corporation Transaction.

(iv)	The approval by the shareowners of the Company of a plan of complete liquidation of the Company.

(v)
Notwithstanding the foregoing provisions within this definition, a transaction or restructuring will not constitute a Change in Control (i) if effected for the purpose of changing the place of incorporation or form of organization of the ultimate parent entity (including where the Company is succeeded by an issuer incorporated under the laws of another state, country or foreign government for such purpose and whether or not the Company remains in existence following such transaction) and (ii) where all or substantially all of the person(s) or group who are the beneficial owners of the outstanding voting securities of the Company immediately prior to such transaction will beneficially own, directly or indirectly, all or substantially all of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors of the ultimate parent entity resulting from such transaction in substantially the same proportions as their ownership, immediately prior to such transaction, of such outstanding securities of the Company. The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Coca-Cola Enterprises, Inc.

“Eligible Employee” means officers and management employees of the Company or a Participating Affiliate whose positions are in the Senior Leadership and Executive levels of the Company’s global grading structure or in the case of a Participating Affiliate, are in comparable management positions.

Notwithstanding the foregoing, the following officers and employees are excluded from eligibility:

(i)	Any employee whose employment, at the time of his or her termination, is subject to an employment agreement that provides for severance benefits, regardless of whether those benefits are comparable to the benefits provided under the Plan or are provided under circumstances similar to those described in the Plan; and

(ii)	Any Senior Officer of the Company, unless the HR and Compensation Committee expressly approves his or her participation in the Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Good Reason” means the Eligible Employee’s (i) material diminution of duties, responsibilities and status; (ii) material reduction in both base salary and annual incentive opportunities (except for reductions in annual incentive opportunities due to individual performance adjustments); or (iii) assignment to a position requiring relocation of more than 50 miles from the Eligible Employee’s primary workplace (i.e., the Company’s corporate headquarters or other location, as applicable), unless the Eligible Employee voluntarily consents to the applicable change in clause (i), (ii), or (iii). The Eligible Employee must give written notice to the Company within 60 days of the date on which he or she is notified of such circumstances, and the Company will have 30 days to remedy the matter.

“HR and Compensation Committee” means the Human Resources and Compensation Committee of the Board.

“Legacy CCE” means Coca-Cola Enterprises Inc., the Company’s predecessor.

“Participating Affiliate” means an Affiliate located in the U.S. that, with the prior approval of the Severance Benefits Committee, has adopted the Plan.

“Plan” means the Coca-Cola Enterprises, Inc. Executive Severance Plan.

“Senior Officers” means those officers elected by the Board to serve as an executive officer, executive vice president or senior vice president of the Company, as well as such other officers that the HR and Compensation Committee shall designate from time to time by resolution.

“Severance Benefits Committee” means the members of the Company’s management who are appointed by the Company’s Senior Vice President, Human Resources.

“Severance Termination” means (i) an involuntary termination of an Eligible Employee’s employment by the Company or a Participating Affiliate other than for Cause or (ii), within 24 months following a Change in Control, a voluntary termination by an Eligible Employee for Good Reason.

3.    Eligibility for Severance Benefits

An Eligible Employee shall receive the severance and benefits described in this Plan if the circumstances of his or her termination of employment from the Company or a Participating Affiliate qualifies as a Severance Termination. Notwithstanding the foregoing, in order to receive severance benefits under the Plan, an Eligible Employee must execute a release of claims and non-competition agreement in the form provided by the Company.

4.    Amount and Payment of Severance Benefits.

(a)    Amount of Severance Benefits. In the event of his or her Severance Termination, an Eligible Employee shall receive severance benefits based on the circumstances under which the Severance Termination occurs and in accordance with the following:

Severance Termination Circumstances	Amount of Severance Benefits
Severance Termination without a Change in Control	12 months of base salary, plus one times an Annual Bonus Award
Severance Termination within 24 months following a Change in Control	18 months of base salary, plus one and one-half times an Annual Bonus Award

(b)    Payment in Lieu of Annual Bonus Award. An Eligible Employee shall receive a payment equal to the Annual Bonus Award that would have been payable to the Eligible Employee for the year of termination, except that such Annual Bonus Award, if any, shall be based on actual business performance results for such year and prorated for his or her actual period of service during such year.

(c)    Form and Timing of Payment of Severance Benefits.

(i)
The amount of the severance benefits determined under Section 4(a) shall be paid in a lump sum as soon as administratively practicable following the Eligible Employee’s termination of employment, but no later than 60 days following the Executive’s termination of employment, subject to any different payment schedule required pursuant to Section 8(c).

(ii)
The amount of the payment under Section 4(b), if any, shall be paid in a lump sum no later than March 15th in the calendar year following the calendar year in which the Eligible Employee terminates employment.

5.    Eligible Employee Obligations.

(a)    General. The payment of severance benefits provided under Section 4 are expressly conditioned on the Eligible Employee’s compliance with the obligations contained in this Section 5.

(b)    Release of Claims and Noncompetition Agreement. Before any severance benefits become payable or are paid to an Eligible Employee, he or she must execute, and not revoke, a release of claims and noncompetition agreement in the form provided by the Company. If the Eligible Employee does not execute the release within 60 days of his or her termination of employment, the right to any payments under Section 4 shall be forfeited.

(c)    Nonsolicitation. The Eligible Employee shall not, during the twelve months following his or her termination of employment, directly or indirectly, on his or her own behalf or on behalf of any person or entity, solicit, divert, or appropriate to any non-alcoholic beverage business or operations, any person or entity who transacted business with the Company or its Affiliates during the year preceding the date of the Eligible Employee’s termination of employment, provided that such person or entity is a person or entity with whom the Eligible Employee has had direct contact or has been a party to marketing or sales strategies with regard to.

Further, the Eligible Employee further shall not, during the 12-month period following his or her termination of employment, directly or indirectly, on his or her own behalf or on behalf of any person or entity, solicit, divert, or hire away, or attempt to solicit, divert, or hire away to any person or entity, any person employed by the Company or an Affiliate on the date of the Eligible Employee’s termination of employment or at any time during the 12-month period preceding the Eligible Employee’s termination of employment.

(d)    Confidentiality. An Eligible Employee shall not use, reveal, disclose, or divulge (i) any trade secrets for so long as they remain trade secrets and (ii) any confidential information at any time after the Eligible Employee’s termination of employment. “Confidential information” means any data or information with respect to the business conducted by the Company or its Affiliates that is not generally known to the public and that is a valuable asset to the Company, including, but not limited to, sales reports, product pricing, sales materials, selling procedures, marketing agreements and programs, customer lists, customer requirements, specifications for new products, sources of supply for ingredients, packaging, and other materials used in the Company’s products, and the business plans and financial data of the Company, except to the extent that any such information is readily available in the public domain through no fault of the Eligible Employee.

(e)    Nondisparagement. An Eligible Employee shall not disparage the Company, its Affiliates, or their employees, products, or services in any form or fashion while employed and following the Eligible Employee’s termination of employment.

(f)    Records/Company Property. An Eligible Employee shall, following his or her termination of employment, return to the Company all documents (including copies and computer records thereof) of any nature that relate to or contain proprietary or confidential information concerning the Company, its Affiliates, its customers, or employees, and any and all property of the Company in his or her possession, including, but not limited to, computers, electronic recording media, business records, papers, documents, and other Company property.

(g)    Cooperation. An Eligible Employee shall, following his or her termination of employment, cooperate with the Company and its counsel in any litigation or human resources matters in which he or she may be a witness or potential witness or have knowledge of the relevant facts or evidence. The Company shall reimburse such Eligible Employee for reasonable and necessary expenses incurred in the course of complying with this provision.

(h)    Coordination with Other Agreements Notwithstanding foregoing, the obligations set forth in Sections 5(b) through (g) shall not be applicable to an Eligible Employee who is subject to comparable obligations under another agreement with the Company.

6.    Administration and Interpretation.

The Severance Benefits Committee shall have sole discretionary authority to interpret, construe, apply and administer the terms of the Plan and to determine eligibility for and the amount of benefits under the Plan, including interpretation of ambiguous Plan provisions, determinations of disputed facts or the application of Plan provisions to unanticipated circumstances, and its determinations and decisions shall be final and binding. Notwithstanding the foregoing, the HR and Compensation Committee (including any delegate of the HR and Compensation Committee) shall exercise such discretionary authority in determinations involving Senior Officers.

7.    Claims Procedures.

If an Eligible Employee (or other individual, collectively referred to in this section as the “applicant”) believes he or she has not been provided with severance benefits due under this Plan, then the applicant must file a request for benefits with the Severance Benefits Committee within ninety days of the his or her termination of employment. In the case of a Senior Officer, however, the applicant must make his or her claim to the HR and Compensation Committee, and references to the Severance Benefits Committee in this Section 7 will be deemed to be references to the HR and Compensation Committee. Any such claim shall be acted upon and approved or disapproved by the Severance Benefits Committee within ninety days following receipt (or within 180 days if special circumstances require and notice is given to the applicant before the end of the ninety-day period informing the applicant of the circumstances requiring the extension of time and the date by which the Severance Benefits Committee expects to render a decision).

If the claim for severance benefits is denied, in whole or in part, the Severance Benefits Committee shall notify the applicant in writing of such denial and of the applicant’s right to a review of the decision as set forth below and shall set forth, in a manner calculated to be understood by the applicant, the specific reasons for such denial, the specific references to pertinent Plan provisions on which the denial is based, a description of any additional material or information necessary for the applicant to perfect the application, an explanation of why such material or information is necessary and an explanation of the Plan’s review procedure and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under ERISA following an adverse determination on review.

Any person whose claim is denied in whole or in part may appeal to the Company’s Senior Vice President of Human Resources (the “SVP-HR”) for review of the decision by submitting, within sixty days after receiving notice of the denial of the claim, a written statement to the SVP-HR that:

(i)	requests a review of the claim for benefits;

(ii)	sets forth all of the grounds upon which the request for review is based and any facts in support of such request; and

(iii)	sets forth any issues or comments that the applicant deems pertinent to the application.

In addition, an applicant may submit written comments, documents, records and other information in support of the appeal, and the applicant shall be provided, free of charge, reasonable access to and copies of all documents, records and other information relevant to the applicant’s claim for benefits. In the case of a Senior Officer, however, the applicant must make his or her appeal to the HR and Compensation Committee, and references to the SVP-HR in this Section 7 will be deemed to be references to the HR and Compensation Committee.

The SVP-HR shall act upon each appeal within sixty days after receipt of the applicant’s request for review by the SVP-HR. The SVP-HR shall make a full and fair review of each application and any written material submitted by the applicant or the Company in connection with such review, without regard to whether such information was submitted or considered in the initial benefit determination. If the SVP-HR determines that special circumstances require an extension of time for processing an appeal, it may extend the initial period, in which case written notice of the extension shall be furnished to the applicant before the termination of the initial period indicating the special circumstances requiring an extension and the date by which the SVP-HR expects to render a determination on review. In no event shall such extension exceed a period of sixty days from the end of the initial period. Based on this review, the SVP-HR shall make an independent determination of the applicant’s eligibility for benefits under the Plan.

In the case of a denial of any appeal, the SVP-HR shall notify the applicant in writing of such determination and shall set forth, in a manner calculated to be understood by the applicant, the specific reasons for the adverse determination, references to the specific Plan provisions on which the determination is based, a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the applicant’s claim for benefits and a statement of the applicant’s right to bring an action under ERISA.

The decision of the SVP-HR on any claim for benefits shall be final and conclusive upon all persons. An Eligible Employee must pursue all claims procedures described above before seeking any other legal recourse with respect to Plan benefits. In addition, any lawsuit must be filed within six months from the date of the denied appeal, or two years from the Eligible Employee’s termination date, whichever occurs first.

8.    Miscellaneous.

(a)    Amendment. The Company, by written action of SVP-HR, reserves the right to amend this Plan, in whole or in part, or to discontinue or terminate the Plan, at any time in its sole discretion. Notwithstanding the foregoing, any amendment, discontinuance, or termination with respect to Senior Officers must be made by the HR and Compensation Committee, provided that, the SVP-HR may make any amendment that does not materially change benefits or obligations under this Plan. Furthermore, for a period of two years following a Change in Control of the Company, the Plan may not be discontinued or terminated or amended in such a manner that decreases the benefits payable to an Eligible Employee or that makes any provision less favorable for an Eligible Employee.

(b)    Withholding. The Company shall be entitled to withhold or cause to be withheld from amounts to be paid under this Plan to an Eligible Employee any federal, state, or local withholding or other taxes or amounts that it is from time to time required to withhold.

(c)    Compliance with Section 409A. Notwithstanding anything to the contrary contained in this Plan, the payments and benefits provided under this Plan are intended to comply with Code section 409A, and the provisions of this Plan shall be interpreted such that the payments and benefits provided are either not subject to Code section 409A or are in compliance with Code section 409A. The Company may modify the payments and benefits under this Plan at any time solely as necessary to avoid adverse tax consequences under Code section 409A. Installment payments provided under this Plan shall be treated as separate payments for purposes of Code section 409A. Any reference to “termination of employment” under this Plan shall refer to a “separation from service” within the meaning of Code section 409A and the regulations thereunder. For purposes of determining whether a separation from service has occurred, a 50 percent threshold for the level of services shall be used rather than a 20 percent threshold pursuant to Treas. Reg. §1.409A-1(h)(1)(ii).

If an Eligible Employee is a “specified employee” within the meaning of Code section 409A(a)(2)(B)(i), then, to the extent a payment under Section 4 is subject to Code section 409A, such payment shall not be made during the six months following separation from service, and any payments that would otherwise have been made during such six-month period shall be paid in a single lump sum at the end of such six-month period. The Company’s “specified employees” shall be determined in accordance with the methodology established by the HR and Compensation Committee or its delegate.

If, in order to comply with Section 409A of the Code and Treas. Reg. §1.409A-3(f), some or all of the payments described in Section 4 are required to be paid in installments in the manner set forth in the Legacy CCE Executive Severance Plan as in effect on October 2, 2010, then such amounts shall be paid in such installments rather than in a lump sum.

(d)    No Implied Employment Rights. The Plan shall not be deemed to give any employee or other person any right to be retained in the employ of the Company or its Affiliates or to interfere with the right of the Company or its Affiliates to discharge any employee or other person at any time and for any reason.

(e)    Governing Law. This Plan is intended to be governed by and will be construed in accordance with ERISA, and to the extent not preempted by ERISA, by the laws of the state of Delaware, without regard for any choice of law principles of any jurisdiction.

(f)    Severability. If any provision of the Plan is held to be invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.